Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	R. Scott Jones	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

Ellen Mellody
GE Water & Process Technologies
Phone: 215-942-3307
Mobile: 215-989-3025
ellen.mellody@ge.com

CANTEL MEDICAL ACQUIRES GE WATER & PROCESS TECHNOLOGIES’ DIALYSIS WATER BUSINESS

- Enhances Leadership In Medical Water -

LITTLE FALLS, New Jersey (April 2, 2007) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced that its Mar Cor Purification division has completed the purchase of GE Water & Process Technologies’ water dialysis business. With approximately 1,800 installations in North America, and revenues of approximately $20 million, the acquisition expands Cantel’s water treatment division by 50%, thereby increasing the importance of water purification in Cantel’s infection prevention and control portfolio. The acquisition of assets, with a cash purchase price of $30.6 million before cash tax benefits, is expected to be accretive to earnings in the first full fiscal year.

GE Water & Process Technologies, with its well-established ZyzaTech and 23G water equipment and strong relationships with the largest global dialysis customers, provides the ideal complement to Cantel’s Water Purification and Filtration segment.  The combined entity will cover a significant portion of the dialysis clinics in North America and will enable Mar Cor to improve the density and efficiency of its service delivery network across 17 service offices and 6 resin regeneration plants.

Mar Cor will retain the associated employees within the business, and will benefit from revenue enhancements through service and sales opportunities within the GE Water & Process Technologies installed base and operating improvements in supply-chain management, manufacturing and other areas.  GE will continue its ongoing relationship with Mar Cor as a supplier of key components including RO membrane elements, cartridge filters, membrane housings, pumps and other consumables.

R. Scott Jones, Cantel’s President & CEO, stated, “With this transaction, Cantel has secured a leadership position in the medical water industry and has created a platform with which to expand into other areas of life science and commercial/industrial applications.”  Jones continued, “One of the most critical aspects of this deal was that Curt Weitnauer, our president of Mar Cor, has direct management experience in the acquired business. His first-hand knowledge and understanding made the transaction uniquely attractive to us.” Jones added, “We are confident in Curt and the team’s ability to successfully integrate and grow the division.”

Curtis Weitnauer, President of Cantel’s Mar Cor Purification division, stated, “Mar Cor has enjoyed a solid reputation in the dialysis business for over 30 years, providing quality equipment and dependable services.  We saw this as a distinctive opportunity to extend our service base and acquire the popular dialysis equipment lines from GE while expanding our presence in a growing segment.”  Weitnauer added, “Each new clinic represents an opportunity for a complete water system, and each existing clinic represents a long term revenue opportunity as we support their operation with consumables, product enhancements and services.”

About Mar Cor Purification

With this acquisition, Mar Cor Purification now has service offices in 17 cities in the US and Canada, with 6 resin regeneration plants strategically located in Atlanta, Boston, Chicago, Philadelphia, Montreal and Toronto.  Mar Cor Purification is dedicated to providing innovative solutions through filtration, water, and disinfection technologies to the medical, life science and industrial marketplace.  For more information, visit the Mar Cor website at www.mcpur.com.

About Cantel Medical Corp.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. Cantel also provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens.  For more information, visit the Cantel website at www.cantelmedical.com.

About GE Water & Process Technologies

GE Water & Process Technologies, a unit of General Electric Company, is solving some of the world’s most pressing water challenges by providing industrial, agricultural and potable water, while lessening our dependence on fresh water sources. Technologies to accomplish this include desalination, advanced membrane, separation solutions, water reuse, and wastewater management and process technologies. GE delivers value to customers by improving performance and product quality, reducing operating costs, and extending equipment life. For more information on GE Water & Process Technologies, visit www.gewater.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.